Exhibit 99.1

Midas’ Strong Comparable Shop Retail Sales Continue into Fourth Quarter; November Sales up 4.5 Percent in U.S. Shops and Nine Percent in Canada

ITASCA, Ill.--(BUSINESS WIRE)--December 6, 2010--Midas, Inc. (NYSE: MDS) said that retail sales growth at Midas shops in the United States has continued to gain the momentum that began building in the fourth quarter of 2009.

Preliminary results for October and November 2010 show that fourth quarter-to-date comparable shop retail sales per day in U.S. Midas shops have increased by four percent, following an increase of three percent for the first nine months of the year, according to Alan D. Feldman, Midas’ chairman and chief executive officer. November comparable shop sales per day increased by 4.5 percent in U.S. shops.

“Our strategy of attracting new and returning customers with value-priced oil changes continues to build sales at U.S. shops,” Feldman said.

Feldman said comparable shop sales per day in November were up in all four regions of the U.S. and increased by nine percent in Canada—the first monthly sales gain in Canada of the year. Comparable shop sales per day were up one percent in Canada for the first two months of the fourth quarter.

Feldman said that company-operated Midas shops in the U.S. reported comparable shop sales increases of 4.2 percent so far in the fourth quarter, following an increase of 3.4 percent for the first nine months.

“We are encouraged by the progress we are making in increases in customer counts and comparable shop sales at franchised, company-operated and Midas-SpeeDee co-branded shops,” Feldman said.

Midas expects to announce its full-year 2010 results on Thursday, March 3, 2011.

Midas is one of the world’s largest providers of automotive service, offering brake, maintenance, tires, exhaust, steering and suspension services at nearly 2,350 franchised, licensed and company-owned Midas shops in 15 countries, including nearly 1,600 in the United States and Canada. Midas also owns the SpeeDee Oil Change business, with 172 auto service centers in the United States and Mexico.

FORWARD LOOKING STATEMENTS AND RISK FACTORS

This news release contains certain forward-looking statements that are based on management’s beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company’s filings with the Securities and Exchange Commission, including the company’s 2009 annual report on Form 10-K and subsequent filings.

CONTACT:
Midas, Inc.
Bob Troyer, (630) 438-3016